Exhibit 23.2



                         CONSENT OF ERNST & YOUNG AUDIT
                                       AS
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the France Telecom U.S. Employee Shareholding - September 2005 Plan of our report dated February 10, 2005 (except for Note 33 for which the date is May 12, 2005) and our report dated March 4, 2003 with respect to the consolidated financial statements of France Telecom S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission on May 16, 2005.



ERNST & YOUNG Audit

/s/ Ernst & Young Audit
-----------------------

Represented by Christian Chiarasini

Paris - La Defense, France
September 9, 2005